EXHIBIT 99.1

IMMEDIATE RELEASE
January 28, 2010

QUAINT OAK BANCORP, INC. ANNOUNCES FOURTH QUARTER EARNINGS

Southampton, PA – Quaint Oak Bancorp, Inc. (the “Company”) (OTCBB: QNTO), the holding company for Quaint Oak Bank (the “Bank”), announced today that net income for the quarter ended December 31, 2009 was $149,000, or $0.13 per basic share, compared to $144,000 or $0.12 per basic share for the same period in 2008. Net income for the year ended December 31, 2009 was $487,000, or $0.42 per basic share, compared to $511,000, or $0.41 per basic share for the year ended December 31, 2008.

Robert T. Strong, President and Chief Executive Officer stated, "I am pleased to report that 2009 provided us with the opportunity to pursue our goals and enhance several areas of growth within our organization.  We established three subsidiaries of the Bank that are compatible with our current business lines.  Launched on July 1, 2009, the three companies provide real estate sales, mortgage banking and title insurance agency services.  These subsidiary companies took root, stabilized and produced a profit in their initial six months of operation.  The initiation of these operations enhanced the Company's non-interest income for the year.  We anticipate that these operations will continue to provide opportunities for growth as the national economy recovers.  In addition, the Bank is scheduled to open a new branch banking office located in the Lehigh Valley of eastern Pennsylvania on February 1, 2010.  The branch will be located in the same office as our three subsidiary companies and we expect to benefit from additional growth in both loans and deposits.”

Mr. Strong continued, "As previously announced, during 2009 we acted on the opportunity to add Mr. John J. Augustine as Chief Financial Officer of the Company and the Bank.  Mr. Augustine has been involved with the Bank since 2000 and, in addition to his service as a director, has provided outsourced accounting services to the organization during that time.  Being completely familiar with our operations, his addition along with the addition of other support personnel in the risk management area will provide considerable infrastructure support as the Company moves forward."

Mr. Strong added, "We have stressed an operational mantra of “Keep to Basics” during this recessionary period.  This approach has provided prudent growth and continued earnings.  As always, our current and continued focus remains on long term profitability and payment of dividends supported by an active stock repurchase program.  This focus continues to reflect the Company’s strong commitment to shareholder value."

Net income amounted to $149,000 for the three months ended December 31, 2009, an increase of $5,000, or 3.5% compared to net income of $144,000 for the same period in 2008.  The increase in net income on a comparative quarterly basis was primarily the result of the increases in net interest income of $100,000 and non-interest income of $140,000, and decreases in the provision for loan losses of $9,000 and the provision for income taxes of $1,000, which were offset by an increase in non-interest expense of $245,000.

The $100,000, or 14.5% increase in net interest income for the three months ended December 31, 2009 over the comparable period in 2008 was driven by a $92,000, or 14.5% decrease in interest expense, and an $8,000, or 0.6% increase in interest income. The $92,000 decrease in interest expense was primarily attributable to an 86 basis point decrease in the overall cost of interest-bearing liabilities to 2.87% for the three months ended December 31, 2009 from 3.73% for the three months ended December 31, 2008 which resulted in a decrease of $163,000 of interest expense.  This decrease in interest expense due to rate was offset by a $7.6 million increase in average interest-bearing liabilities, which had the effect of increasing interest expense by $71,000.  The $8,000 increase in interest income resulted primarily from a $5.3 million increase in average interest-earning assets which had the effect of increasing interest income by $80,000.  This increase in volume was offset by a $72,000 decrease in interest income resulting from a 34 basis point decrease in the overall yield on interest-earning assets to 5.92% for the three months ended December 31, 2009 from 6.26% for the three months ended December 31, 2008.  The average interest rate spread increased from 2.53% for the three months ended December 31, 2008, to 3.05% for the same period in 2009 while the net interest margin increased from 3.25% for the three months ended December 31, 2008, to 3.50%, for the same period in 2009.

The $140,000 increase in non-interest income for the three months ended December 31, 2009 over the comparable period in 2008 was primarily attributable to the fees generated by Quaint Oak Bank’s mortgage banking, real estate sales and title insurance subsidiaries which began operation in July of 2009.

The $245,000, or 58.3% increase in non-interest expense for the three months ended December 31, 2009 compared to the same period in 2008 was primarily attributable to a $135,000 increase in salaries and employee benefits expense, a $50,000 increase in expenses related to other real estate owned, a $39,000 increase in FDIC deposit insurance assessments, a $24,000 increase in occupancy and equipment expense, an $8,000 increase in professional fees, and a $5,000 increase in other expenses.  Offsetting these increases was a $16,000 decrease in directors’ fees and expenses.  The increase in salaries and employee benefits expense on a quarter-over-quarter basis was primarily attributable to the addition of employees as the Company expanded its operations.  Of the $50,000 increase in other real estate owned expense, $32,000 related to the costs incurred on the Bank’s three foreclosed properties to prepare them for resale and $18,000 was attributable to a write-down on one of the properties.

For the year ended December 31, 2009, net income amounted to $487,000 a decrease of $24,000, or 4.7% compared to net income of $511,000 for the year ended December 31, 2008.   The $24,000 decrease was primarily the result of the increases in non-interest expense of $719,000 and the provision for loan losses of $23,000, which were offset by increases in net interest income of $438,000, non-interest income of $251,000, and a decrease in income tax expense of $29,000.

The $438,000, or 17.2% increase in net interest income for the year ended December 31, 2009 over the year ended December 31, 2008 was driven by an increase in interest income of $399,000, or 8.0% and a decrease of $39,000, or 1.6% in interest expense.  The $399,000 increase in interest income resulted primarily from a $10.5 million increase in average interest-earning assets, which had the effect of increasing interest income by $678,000.  This increase in volume was offset by a $279,000 decrease in interest income resulting from a 30 basis point decrease in the overall yield on interest-earning assets to 6.08% for the year ended December 31, 2009 from 6.38% for the year ended December 31, 2008.  The $39,000 decrease in interest expense was primarily attributable to a 73 basis point decrease in the overall cost of interest-bearing liabilities to 3.25% for the year ended December 31, 2009 from 3.98% for the year ended December 31, 2008 which resulted in a decrease of $551,000 of interest expense.  This decrease in interest expense due to rate was offset by a $12.8 million increase in average interest-bearing liabilities, which had the effect of increasing interest expense by $512,000.  The average interest rate spread increased from 2.40% for the year ended December 31, 2008, to 2.83% for the year ended December 31, 2009 while the net interest margin increased from 3.25% for the year ended December 31, 2008, to 3.35%, for the year ended December 31, 2009.

The $251,000 increase in non-interest income for the year ended December 31, 2009 over the year ended December 31, 2008 was primarily attributable to the fees generated by Quaint Oak Bank’s mortgage banking, real estate sales and title insurance subsidiaries which began operation in July of 2009.

The $719,000, or 45.4% increase in non-interest expense was primarily attributable to a $280,000 increase in salaries and employee benefits expense, a $147,000 increase in expenses related to other real estate owned, a $119,000 increase in FDIC deposit insurance assessments, a $102,000 increase in professional fees, a $38,000 increase in occupancy and equipment expense, a $27,000 increase in other expenses, and a $6,000 increase in directors’ fees and expenses for the year ended December 31, 2009 compared to the year ended December 31, 2008.  The year over year increase in salaries and employee benefits expense was primarily attributable to the addition of employees as the Company expanded its operations. Of the $147,000 increase in other real estate owned expenses, $120,000 related to the costs incurred on the Bank’s three foreclosed properties to prepare them for resale and $27,000 was attributable to a write-down on one of the properties.  The increase in FDIC deposit insurance assessment was due primarily to the special assessment by the FDIC on all insured institutions in the second quarter and an increase in the regular quarterly assessment and increases in deposits and the assessment multiplier.  Professional fees increased primarily due to the increase in costs associated with being a publicly held company, the acquisition of a building on Union Boulevard in Allentown, Pennsylvania, and the establishment of three new subsidiaries of Quaint Oak Bank to conduct mortgage banking, real estate sales and title insurance business and to open a future branch banking office in the Lehigh Valley area of Pennsylvania.

The Company’s total assets at December 31, 2009 were $93.9 million, an increase of $5.6 million, or 6.3%, from $88.4 million at December 31, 2008.  This increase was primarily due to growth in cash and cash equivalents of $4.4 million, loans receivable, net of the allowance for loan losses, of $3.4 million, investment securities available for sale of $1.0 million, premises and equipment of $1.0 million, and $381,000 of prepaid expenses and other assets.  The increase in premises and equipment was due to the purchase of a building on Union Boulevard in Allentown, Pennsylvania which serves as the offices for the new subsidiaries.  Offsetting these increases were redemptions of investments in interest-earning time deposits of $582,000, calls of investment securities held to maturity of $2.3 million, and principal payments from mortgage-backed securities held to maturity of $2.0 million.  Asset growth for the year ended December 31, 2009 was primarily funded by a $9.3 million increase in deposits.  Deposit growth was also used to pay-down FHLB advances of $4.3 million.

Total interest-bearing deposits increased $9.3 million, or 15.7%, to $68.3 million at December 31, 2009 from $59.0 million at December 31, 2008.  This increase was attributable to increases of $6.4 million in certificates of deposit, $1.4 million in statement savings accounts and $1.5 million in e-savings accounts, offset by a decrease of $79,000 in passbook savings accounts.  The increase in deposits was primarily due to the competitive interest rates offered by the Bank and investors seeking the safety of insured bank deposits.

Total stockholders’ equity increased $113,000 to $17.4 million at December 31, 2009 from $17.3 million at December 31, 2008.  Contributing to the increase was $487,000 of net income for the year ended December 31, 2009, $111,000 amortization of stock awards and options under our stock compensation plans, $69,000 related to common stock earned by participants in the employee stock ownership plan, and $1,000 of accumulated other comprehensive income.  These increases were offset by the purchase of 52,309 shares of the Company’s common stock in the open-market as part of the Company’s stock repurchase program for an aggregate purchase price of $423,000, and dividends paid of $132,000.

Non-performing loans amounted to $925,000 or 1.27% of net loans receivable at December 31, 2009, consisting of eleven loans which are 90 days or more past due and accruing interest compared to none at December 31, 2008.  There were no loans on non-accrual status at December 31, 2009 compared to $439,000 at December 31, 2008 consisting of five loans.  The non-performing loans at December 31, 2009 include six one-to-four family non-owner occupied residential loans, three home equity loans and two one-to-four family owner occupied residential loans and all are generally well-collateralized or adequately reserved for.  Management does not anticipate any significant losses on these loans.  Not included in non-performing loans are performing troubled debt restructurings which totaled $1.5 million at December 31, 2009 compared to $921,000 at December 31, 2008.  The allowance for loan losses as a percent of total loans receivable was 1.14% at December 31, 2009 and 0.98% at December 31, 2008.   Other real estate owned was $913,000 at December 31, 2009 compared to $732,000 at December 31, 2008.  Non-performing assets amounted to $1.8 million, or 1.96% of total assets at December 31, 2009 compared to $1.2 million, or 1.32% of total assets at December 31, 2008.

Quaint Oak Bancorp, Inc. is the holding company for Quaint Oak Bank. Quaint Oak Bank is a Pennsylvania-chartered stock savings bank headquartered in Southampton, Pennsylvania and conducts business through its banking office located in Bucks County, Pennsylvania.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

QUAINT OAK BANCORP, INC.
Balance Sheets
(In Thousands)
	At December 31, 2009	At December 31, 2008
ASSETS	(Unaudited)	(Unaudited)

Cash and cash equivalents	$5,420	$1,035
Investment in interest-earning time deposits	3,153	3,735
Investment securities available for sale (cost-2009 $1,001)	1,002	-
Investment securities held to maturity (estimated fair value-2008 $2,263)	-	2,250
Mortgage-backed securities held to maturity (estimated fair value-2009 $8,142; 2008 $10,132)	7,731	9,777
Loans receivable, net of allowance for loan losses
December 31, 2009: $835; December 31, 2008: $689	72,728	69,310
Accrued interest receivable	397	355
Investment in FHLB stock, at cost	797	797
Premises and equipment, net	1,092	67
Other real estate owned, net	913	732
Prepaid expenses and other assets	704	323
Total Assets	$93,937	$88,381

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits, interest-bearing	$68,252	$58,981
Federal Home Loan Bank advances and other borrowings	7,292	11,150
Accrued interest payable	117	138
Advances from borrowers for taxes and insurance	763	729
Accrued expenses and other liabilities	127	110
Total Liabilities	76,551	71,108

Stockholders’ Equity	17,386	17,273
Total Liabilities and Stockholders’ Equity	$93,937	$88,381

QUAINT OAK BANCORP, INC.
Statements of Income
(In Thousands, except share data)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Interest Income	$ 1,333	$ 1,325	$ 5,414	$ 5,015
Interest Expense	544	636	2,425	2,464
Net Interest Income	789	689	2,989	2,551
Provision for Loan Losses	36	45	165	142
Net Interest Income after Provision for Loan Losses	753	644	2,824	2,409
Non-Interest Income	155	15	280	29
Non-Interest Expense	665	420	2,303	1,584
Income before Income Taxes	243	239	801	854
Income Taxes	94	95	314	343
Net Income	$ 149	$ 144	$ 487	$ 511

Per Common Share Data:	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Earnings per share - basic	$0.13	$0.12	$0.42	$0.41
Average shares outstanding - basic	1,157.507	1,208,936	1,168,084	1,243,912
Earnings per share - diluted	$0.13	$0.12	$0.42	$0.41
Average shares outstanding - diluted	1,158,534	1,210,063	1,168,532	1,245,959

	Three Months Ended December 31,		Year Ended December 31,
Selected Operating Ratios:	2009	2008	2009	2008
Average yield on interest-earning assets	5.92%	6.26%	6.08%	6.38%
Average rate on interest-bearing liabilities	2.87%	3.73%	3.25%	3.98%
Average interest rate spread	3.05%	2.53%	2.83%	2.40%
Net interest margin	3.50%	3.25%	3.35%	3.25%
Average interest-earning assets to average interest-bearing liabilities	118.70%	124.15%	119.28%	127.01%
Efficiency ratio	70.44%	59.66%	70.45%	61.40%

Asset Quality Ratios (1):
Non-performing loans as a percent of total loans receivable, net	1.27%	0.63%	1.27%	0.63%
Non-performing assets as a percent of total assets	1.96%	1.32%	1.96%	1.32%
Allowance for loan losses as a percent of non-performing loans	90.27%	156.95%	90.25%	156.95%
Allowance for loan losses as a percent of total loans receivable	1.14%	0.98%	1.14%	0.98%

(1) Asset quality ratios are end of period ratios.

Contacts
Quaint Oak Bancorp, Inc. Robert T. Strong, President and Chief Executive Officer (215) 364-4059